Exhibit 10.2

As of February 14, 2022

Jason M. Montague

President and Chief Executive Officer, Regent Seven Seas Cruises

7665 Corporate Center Drive

Miami, Florida 33126

Re:Amendment to Employment Agreement

Dear Jason:

You are a party to an Employment Agreement dated as of September 16, 2016 by and among you and Prestige Cruise Services LLC (the “Company”) (the “Employment Agreement”). This letter agreement (this “Agreement”), effective as of the date hereof, constitutes an amendment of the Employment Agreement. Unless otherwise stated, all capitalized terms used in this Agreement shall be as defined in the Employment Agreement.

1.Continuation of Employment

The Period of Employment is extended through and, unless otherwise agreed by the parties and subject to earlier termination pursuant to Section 5 of the Employment Agreement, December 31, 2023 (the “Extension Date”). Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in the Employment Agreement. If you remain employed through the Extension Date, any termination of the Employment Agreement on the Extension Date shall not give rise to the payment of benefits pursuant to Section 5.3(b) of the Employment Agreement.

2.Acceleration of Equity

Upon a termination of your employment with the Company by the Company without Cause or by you for Good Reason, by the Company due to your death or Disability, or in the event that your employment as the President and Chief Executive Officer, Regent Seven Seas Cruises, terminates as of the end of the day on the Extension Date, all Norwegian Cruise Line Holdings Ltd. restricted share units granted after the date of this Agreement (“RSUs”) that are then outstanding and unvested, including those subject to time-based vesting and those subject to performance-based vesting, shall vest, with any RSUs subject to performance-based vesting conditions that have not been satisfied to be evaluated as of the date of termination by the Compensation Committee and to vest based on the performance through the date of termination, solely as determined by the Compensation Committee. For the avoidance of doubt, the accelerated vesting provisions contained in this Agreement do not apply to any restricted share units that are outstanding on the date of this Agreement.

Any acceleration of vesting pursuant to the preceding paragraph due to the termination of your employment with the Company by the Company without Cause or by you for Good Reason, by the Company due to your Disability, or in the event that your employment as President and Chief Executive Officer, Regent Seven Seas Cruises, terminates as of the end of the day on the

Extension Date shall be subject to the condition that you sign a general release agreement in substantially the form of Exhibit A attached to the Employment Agreement (with such amendments that may be necessary to ensure the release is enforceable to the fullest extent permissible under then applicable law) within twenty-one days following the termination of your employment with the Company and you not revoking such release. The accelerated vesting provided for pursuant to the preceding paragraph shall be in addition to your rights to receive accelerated vesting pursuant to Section 5.3(c) of the Employment Agreement for a qualifying termination of employment in connection with a Change in Control.

Other than as explicitly set forth herein, unvested RSUs and options shall be forfeited upon your employment termination.

3.Benefits

You will be entitled to receive any Incentive Bonus earned for the 2023 calendar year through the Extension Date, regardless of whether you are employed by the Company at the time the Company pays the Incentive Bonus with respect to any such fiscal year, provided that you remain employed through the Extension Date. Any actual Incentive Bonus amount for a particular fiscal year through the Extension Date shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Compensation Committee. Any Incentive Bonus becoming payable for a particular fiscal year shall be paid in the following fiscal year following the close of the audit and generally by March 31. This paragraph does not affect any Pro-Rata Bonus you may be entitled to under Section 5.3(b)(iii) of the Employment Agreement.

4.Effect on the Employment Agreement

Except as modified pursuant to this Agreement, the Employment Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Employment Agreement, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

To the extent possible, this Agreement is to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A and Section 457A of the Code.

5.Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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Sincerely,

Prestige Cruise Services LLC

By:/s/Frank J. Del Rio

Frank J. Del Rio

AGREED AND ACCEPTED:

/s/Jason M. Montague

Jason M. Montague